Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

COMCAST CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Debt	Deferred Compensation Obligations	Rule 457(h)	$250,000,000	100%	$250,000,000	$92.70 per million dollars	$23,175
Total Offering Amounts					$250,000,000		$23,175
Total Fee Offsets
Net Fee Due							$23,175

(1)	The Deferred Compensation Obligations to which this Registration Statement relates arise under the Comcast Select Deferred Compensation Plan, as amended and restated (the “Deferred Compensation Plan”), and are unsecured general obligations of Comcast Corporation to pay up to $250,000,000 of deferred compensation from time to time in the future pursuant to compensation deferral elections made by participants in the Deferred Compensation Plan in accordance with the terms of the Deferred Compensation Plan.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.